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[VINTAGE PETROLEUM, INC. LETTERHEAD APPEARS HERE]

                                                                    EXHIBIT 99.2


For Immediate Release                   For Further Information Contact:
Wednesday, December 1, 1999             Robert E. Phaneuf
                                        Vice President - Corporate Development
                                        (918) 592-0101

                VINTAGE PETROLEUM ANNOUNCES EXPLORATION SUCCESS
                        IN CEDAR POINT PROSPECT, TEXAS

     Tulsa, Oklahoma - Vintage Petroleum, Inc. today announced that it has drilled a successful discovery well in the Cedar Point area, onshore and adjacent to the company's successful exploration venue of the shallow waters of Galveston Bay, Texas. The USX Hematite Unit #1 discovery well was drilled to a depth of 11,000 feet and produces from the Vicksburg formation. The well is producing at a gross daily rate of 700 barrels of oil (250 barrels net to Vintage) and 11.5 million cubic feet (MMcf) of gas (4.0 MMcf net). This well is the tenth successful well that the company has drilled in the Galveston Bay area out of a total of twelve wells drilled. Vintage is the operator and has a 48 percent working interest in the well.

Additional Gulf Coast Activity Planned

     A second exploratory well in the Cedar Point area, the USX Limonite Unit #1, is planned as a 10,900-foot Lower Vicksburg test to be spud in December of this year. Vintage will have a 47 percent working interest in this well. Based on the performance of these wells, additional prospects and offset locations have been identified which may be drilled in 2000. Further, in an effort to extend its successful exploration program in the Galveston Bay area, the Company is in the process of acquiring an additional 22 square miles of 3-D seismic in the Trinity Bay area of Galveston Bay.

                                    -More-


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Forward-Looking Statements

     This release includes certain statements that may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this release, other than statements of historical facts that address future production, exploration drilling, exploitation activities and events or developments that the company expects are forward-looking statements. Although Vintage believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those in forward-looking statements include oil and gas prices, exploitation and exploration successes, continued availability of capital and financing, and general economic, market or business conditions.

     Vintage Petroleum, Inc. is an independent energy company engaged in the acquisition, exploitation, exploration and development of oil and gas properties and the marketing of natural gas and crude oil. Company headquarters are in Tulsa, Oklahoma, and its common shares are traded on the New York Stock Exchange under the symbol VPI.